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                                                           Exhibit 10.13


                                   ADDENDUM

                                    to the

                 1979 Incentive and Non-Statutory Stock Option
                           and Appreciation Plan

                                      and

              1988 Stock Option and Incentive Plan (the "Plans")

                                      of

              GREAT WESTERN FINANCIAL CORPORATION (the "Company")




WHEREAS, this Corporation maintains the 1979 Incentive and Non-Statutory Stock Option and Appreciation Plan and 1988 Stock Option and Incentive Plan (the "Plans");

WHEREAS, the Plans, as amended, include provisions that effective September 1, 1993 would adjust and conform the Plans to certain changes in the Securities and Exchange Commission's rules under Section 16 of Securities Exchange Act of 1934 (the "Provisions"); and

WHEREAS, it is desirable to delay the effective date of the Provisions until further action;

NOW THEREFORE, the Plans shall be deemed amended to substitute "September 1, 1994 (or such other date as the Committee may determine or the Securities and Exchange Commission may designate as the expiration of the transition period with respect to former Rule 16b-3 under the Exchange Act)" as the effective date of the Provisions.


Effective July 22, 1993.